EXHIBIT 10.1

ALLOY, INC.

COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Listed below are the salaries, bonuses and other compensation for our named executive officers that were awarded during the fiscal year ended January 31, 2006 (“Fiscal 2005”) and the salaries that have been established for the fiscal year ending January 31, 2007 (“Fiscal 2006”). Bonuses and other compensation for Fiscal 2006 have not yet been determined.

	Fiscal 2005									Fiscal 2006
Named Executive Officer	Salary		Bonus	Restricted Stock		Stock Options		Other Compensation		Salary

Matthew C. Diamond, Chief Executive Officer and Chairman(1)	$420,000		$300,000	$1,250,000	(2)	—		$31,233	(3)	$420,000

James K. Johnson, Jr., President and Chief Operating Officer(1)	$420,000		$300,000	$1,250,000	(2)	—		$31,602	(3)	$420,000

Gary J. Yusko, Chief Financial Officer(4)	—		—	—		—		—		$242,000

Gina R. DiGioia, Esq., Chief Legal Officer and Secretary(5)	$200,000	(6)	—	$30,000	(7)	1,875	(8)	—		$200,000

Robert Bell, Chief Technology Officer(9)	$237,000		—	$25,000	(10)	2,500	(11)	$100,000	(12)	$237,000

(1)	In connection with the spin-off of dELiA*s, Inc., 5,000 shares of dELiA*s, Inc. restricted stock, subject to right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and dELiA*s, Inc., were issued and options to purchase 125,000 shares of dELiA*s, Inc. common stock were granted in December 2005.
(2)	Consists of 96,749 shares of our restricted common stock granted on April 19, 2006 at $12.92 per share, the closing sale price of our common stock on the date of grant. The restrictions on these shares lapse with respect to 13,821 of the granted shares on each of February 1, 2007, 2008, 2009, 2010 and 2011, and with respect to 13,822 of the granted shares on each of February 1, 2012 and 2013.
(3)	Represents the dollar value of insurance premiums paid by us for a split dollar life insurance policy, which policy was assigned to the Company during Fiscal 2005.
(4)	Mr. Yusko joined the Company on March 6, 2006, as Chief Financial Officer.
(5)	In connection with the spin-off of dELiA*s, Inc., 3,750 shares of dELiA*s, Inc. restricted stock, subject to right of repurchase in certain circumstances outlined in a restricted stock agreement between the grantee and dELiA*s, Inc., were issued, and options to purchase 42,251 shares of dELiA*s, Inc. common stock were granted in December 2005.
(6)	Ms. DiGioia’s salary of $200,000 was effective as of June 1, 2005.
(7)	Consists of 2,447 shares of our restricted common stock granted on March 13, 2006 at $12.26 per share, the closing sale price of our common stock on the date of grant. The restrictions on these shares lapses with respect to 815 shares on February 1, 2007 and 816 shares on each of February 1, 2008 and 2009.
(8)	Options to purchase 1,875 shares of our Common Stock were granted at an exercise price of $7.64 per share on June 1, 2005, which options vest over a four-year period.
(9)	In connection with the spin-off of dELiA*s, Inc., options to purchase 123,500 shares of dELiA*s, Inc. common stock were granted in December 2005.
(10)	Consists of 2,039 shares of our restricted common stock granted on March 13, 2006 at 12.26 per share, the closing sale price of our common stock on the date of grant. The restrictions on these shares lapse with respect to 679 shares on February 1, 2007 and 680 shares on each of February 1, 2008 and 2009.
(11)	Options to purchase 2,500 shares of our Common Stock were granted at an exercise price of $8.84 per share on March 24, 2005, of which 1,250 vested upon granting and the remainder vest over a two-year period.
(12)	Represents deferred portions of Mr. Bell’s annual salary paid by us, pursuant to an agreement between Mr. Bell and the Company, to certain life insurance policies, the beneficiaries of which are selected by Mr. Bell.